As filed with the Securities and Exchange Commission on November 23, 2007

Registration No. 333-143376

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OMNIVISION TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0401990
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1341 Orleans Drive

Sunnyvale, California 94089-1136

(408) 542-3000

(Address of Principal Executive Offices)

2007 Equity Incentive Plan

(Full Title of the Plans)

Shaw Hong

President and Chief Executive Officer

OmniVision Technologies, Inc.

1341 Orleans Drive

Sunnyvale, California 94089-1136

(408) 542-3000

(Name, address , including zip code, and telephone number, including area code, of agent for service)

Copies to:
Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300		Y. Vicky Chou Vice President of Legal and General Counsel OmniVision Technologies, Inc. 1341 Orleans Drive Sunnyvale, California 94089-1136 (408) 542-3000

Explanatory Note

OmniVision Technologies, Inc., a Delaware corporation (the “Company” or “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company under Registration Statements on Forms S-8 filed with the Securities and Exchange Commission on August 3, 2000; June 26, 2003; July 26, 2004; June 3, 2005; June 28, 2006; and May 30, 2007 (Registration Nos. 333-42996; 333-106503; 333-117651; 333-125511; 333-135403 and 333-143376, respectively) (collectively “the Initial Registration Statements”).  An aggregate of 17,741,385 shares of the Registrant’s common stock, were registered for issuance under the Company’s 2000 Stock Plan (the “2000 Plan”).

On September 26, 2007 the stockholders of the Company approved the 2007 Equity Incentive Plan (the “2007 Plan”), which replaced the 2000 Plan.  1,766,296 shares of the Registrant’s common stock (the “Carryover Shares”) that were previously available for issuance under the 2000 Plan, have been carried forward to and included in the shares available for issuance under the 2007 Plan. None of the Carryover Shares may be issued under the 2000 Plan; such Carryover Shares may be issued, offered and sold only under the 2007 Plan.

The Registrant has registered the Carryover Shares for issuance under the 2007 Plan pursuant to a new Registration Statement on Form S-8 (the “2007 Plan Registration Statement”), which was filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Registration Statement on Form S-8.  The Initial Registration Statements shall remain in effect for purposes of outstanding stock options granted under the 2000 Plan, excluding the Carryover Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Commission on May 30, 2007 (Registration No. 333-143376) in order (i) to transfer the Carryover Shares from the 2000 Plan to the 2007 Plan and (ii) to carry forward the registration fees paid with respect to the Carryover Shares from the Initial Registration Statements to the 2007 Plan Registration Statement.  Accordingly, the Registrant hereby withdraws from registration under the Initial Registration Statements, the 1,766,296 Carryover Shares that have not been and will not be issued under the 2000 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Registration Statement No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 23rd day of November, 2007.

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Shaw Hong
Shaw Hong
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Shaw Hong and Peter V. Leigh as his or her attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ SHAW HONG	President, Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2007
(Shaw Hong)

/s/ PETER V. LEIGH	Chief Financial Officer (Principal Financial and Accounting Officer)	November 23, 2007
(Peter V. Leigh)

/s/ JAMES HE	Chief Operating Officer and Director	November 23, 2007
(James He)

/s/ JOSEPH JENG	Director	November 23, 2007
(Joseph Jeng)

/s/ ANDREW WANG	Director	November 23, 2007
(Andrew Wang)

/s/ DWIGHT STEFFENSEN	Director	November 23, 2007
(Dwight Steffensen)

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